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                                                                    Exhibit 4.4


                               CERTIFICATE OF AMENDMENT

                                          OF

                        RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                                GRUBB & ELLIS COMPANY



It is hereby certified that:

    1. The name of the corporation (the "Corporation") is Grubb & Ellis Company, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 5, 1980.

    2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article the following new Article:

    "ARTICLE IV

         The total number of shares of capital stock which the Corporation shall have authority to issue is fifty-one million (51,000,000) shares, of which fifty million (50,000,000) shares with a par value of $0.01 per share shall be designated Common Stock, and of which one million (1,000,000) shares with a par value of $0.01 per share shall be designated Preferred Stock.

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof (including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference), of any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series."




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    3.   The amendment of the Restated Certificate of Incorporation herein has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed:  December 8, 1997.



                                    /s/ Carol Vanairsdale
                                  ------------------------------
                                  Carol Vanairsdale
                                  Assistant Secretary